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                                                                       EXHIBIT 2


                                                                  EXECUTION COPY

                               PURCHASE AGREEMENT


         PURCHASE AGREEMENT dated as of September 17, 1999 among MSX International Engineering Services, Inc., a Delaware corporation ("MSXI"); Staff Builders, Inc., a Delaware corporation ("SBI"), Raymond Sheerin ("Sheerin") and Michael Altman ("Altman" and together with SBI and Sheerin, the "Stockholders"); and Chelsea Computer Consultants, Inc., a New York corporation (the "Company").

         WHEREAS, the Stockholders own all of the issued and outstanding capital stock of the Company; and

         WHEREAS, MSXI wishes to purchase from the Stockholders and the Stockholders wish to sell to MSXI, upon the terms and conditions hereinafter provided, all of the outstanding capital stock of the Company;

         NOW, THEREFORE, the parties agree as follows:

                                       I

                         REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

         Each of the Stockholders represent and warrant, except as otherwise indicated, jointly and severally, to MSXI that the statements contained in this
Article I are correct and complete as of the date of this Agreement; for purposes hereof, all references to the Company shall be deemed to include Millenium Computer Systems, Inc., a New York corporation and wholly owned subsidiary of Chelsea Computer Consultants, Inc., unless the context otherwise requires:

         1.01 The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has full power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions (which is set forth in Exhibit 1.01) in which the ownership or leasing of its properties or the conduct of its business requires such qualification.

         1.02 The Company's authorized capitalization consists of 1,000 shares of common stock, $1.00 par value (the "Common Stock"), of which 919 shares (the "Shares") are issued and outstanding as of the date hereof. The number of the Shares issued, outstanding and owned by each of the Stockholders is set forth on Exhibit 1.02. Exhibit 1.02 also sets forth the percentage


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amount of the Earnout Opportunity (as defined below) to which each of the
Stockholders is entitled. The Shares are free and clear of all liens, encumbrances and claims except for a lien in favor of Mellon Bank N.V. with respect to the Shares owned by SBI, which lien will be released on or prior to the Closing. No other shares of capital stock of the Company are issued or outstanding. All of the Shares are validly issued, fully paid and nonassessable. There are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to the Common Stock or any other shares of capital stock of the Company.

         1.03 Except as provided in Exhibit 1.03, the Company does not own directly or indirectly any interest or have any investment in any corporation, partnership, limited liability company or any other business. The capitalization of any such entity is set forth on Exhibit 1.03 and, except as set forth on Exhibit 1.03, Chelsea Computer Consultants, Inc. is the owner of all of the capital stock or other equity interest (the "Interests") in each such entity. All of the Interests are validly issued, fully paid and nonassessable and are free and clear of all liens, encumbrances and claims. There are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to the Interests.

         1.04 Exhibit 1.04 lists all memberships held in social, country or other clubs or organizations, the fees or charges for which are directly paid for or reimbursed by the Company.

         1.05 Except as set forth on Exhibit 1.05 and for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded, each of the Stockholders represents and warrants severally that it or he, as the case may be, does not own, and, to the best knowledge of each such Stockholder, none of the Company's officers, directors or other key employees (including purchasing agents and departmental managers) owns, directly or indirectly, any interest or has any investment or profit participation in any corporation or other entity which is a competitor of or which otherwise directly or indirectly does business with the Company.

         1.06 Exhibit 1.06(a) consists of copies of the Company's audited balance sheets as of February 28, 1999 and June 30, 1998, 1997, 1996 and 1995 and the related statements of income, Stockholders' equity and changes in financial position for the fiscal years then ended including the notes thereto.
Exhibit 1.06(b) consists of copies of the Company's balance sheet as of May 31, 1999 (the "May 31 Balance Sheet") and the related statements of income, Stockholders' equity and changes in financial position for the respective months and fiscal year-to-date periods then ended (and as of the corresponding dates and for the corresponding periods in the preceding fiscal year) including the notes thereto (the "May 31 Financial Statements"). Exhibits 1.06(a) and (b) (hereinafter collectively referred to as the "Financial Statements"):

                  i. are true, complete and correct in all material respects as of the respective


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         dates and for the respective periods stated above;

                  ii. fairly present in all material respects the properties, assets, financial position and results of operations of the Company as of the respective dates and for the respective periods stated above; and

                  iii. have been prepared pursuant to and in accordance with generally accepted accounting principles applied on a consistent basis.

Adequate provision have been timely made in the Financial Statements for doubtful accounts and other receivables; all taxes assessable against the Company and due or paid have been timely and adequately reflected in the Financial Statements and all taxes assessable against the Company and not yet due and payable have been timely and fully accrued or otherwise provided for therein; and the Company has no liability or obligation, whether accrued, absolute, or contingent, arising out of transactions entered into or any facts existing on or prior to the respective dates of the Financial Statements, except for liabilities and obligations that are timely reflected therein and except for contractual or other obligations of performance (other than obligations arising by reason of a default in performance) not required to be reflected in the Financial Statements under generally accepted accounting principles consistently applied. Any items of income or expense that are unusual or of a nonrecurring nature have been separately disclosed in the Financial Statements. The Company has distributed to the Stockholders all cash, loans from the Stockholders; all split dollar life insurance policies and investments all as detailed on Exhibit 1.06(c).

         1.07 All corporate action of the Company has been duly recorded in its corporate minute books and duly authorized and adopted in accordance with applicable law and the Company's by-laws and Articles of Incorporation (such by-laws and Articles of Incorporation as currently in effect have been supplied to MSXI in certified form as Exhibit 1.07, which Exhibit also includes a schedule identifying the directors and officers of the Company).

         1.08 (a) Exhibit 1.08(a) consists of copies of the Company's and/or its Affiliates' (as defined below) federal, state and local tax returns filed for fiscal years ended on and after December 31, 1995. The Company and/or its Affiliates have properly prepared and duly and timely filed all Tax Returns (as defined below) that they were required to file and paid in full all Taxes (as defined below) up through and including the date hereof. As used herein, "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof. "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code 59A), customs, duties, capital stock franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum,


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estimated, or other tax of any kind whatsoever, including any interest, penalty or additions thereto, whether disputed or not. "Affiliates" shall mean any entity that has or was required to file consolidated Tax Returns with the Company but only with respect to periods for which such returns were or should have been filed. The May 31, 1999 Financial Statements include adequate provision for Taxes incurred or accrued as of May 31, 1999. True and complete copies of the most recent federal, state and local tax returns of the Company and/or its Affiliates, set forth as Exhibit 1.08(a), have been delivered to MSXI.

                  (b) Except as specifically set forth on Exhibit 1.08(b), the federal Tax Returns of the Company and each Affiliate have been audited or examined by the IRS or other taxing authority through the Company's tax periods listed on Exhibit 1.08(b) annexed hereto. Except as specifically set forth on
Exhibit 1.08(b), State and local franchise and sales Tax Returns of the Company and each Affiliate have been audited through the tax periods listed on Exhibit 1.08(b) annexed hereto. Except as specifically set forth on Exhibit 1.08(b), no assessments or additional Taxes have been proposed or threatened against the Company or any Affiliate or any of their assets, and neither the Company nor any Affiliate has executed any waiver of the statute of limitations on the assessment or collection of any Taxes. Except as specifically set forth on
Exhibit 1.08(b), no issue has been raised in any such examination that can reasonably be expected to result in a deficiency in any years not covered by that examination. Except as specifically set forth on Exhibit 1.08(b), adjustments, if any, to all such returns have been agreed upon and paid by the Company and/or its Affiliates or are being contested as indicated on Exhibit 1.08(b).

                  (c) Except as indicated on Exhibit 1.08(c) annexed hereto, there are no pending examinations, audits or similar investigations of the Company or any Affiliate or its Tax Returns by any federal, state or local taxing authority, and there are no federal, state, local or foreign tax liens upon any of the Company's assets other than liens for Taxes not yet due or being contested in good faith.

                  (d) The Company and/or its Affiliates have no deficiency with respect to any tax period on account of Taxes and will not be subject to any current or deferred liability with respect to Taxes or related charges and fees, whether or not assessed, other than current and deferred Taxes as reported on the May 31 Financial Statements not yet due.

                  (e) Except as specifically set forth on Exhibit 1.08(b), no claim has ever been made by an authority in a jurisdiction where the Company and/or any Affiliate does not file Tax Returns that any such entity is or may be subject to taxation by that jurisdiction.

                  (f) There is no security interest on any assets of the Company and/or any Affiliates that arose in connection with any failure or alleged failure to pay any Tax. In addition, none of the Stockholders nor any director or officer of SBI or the Company (or any employee or other agent responsible for Tax) has any knowledge of any facts or circumstances that would lead


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them to expect any authority to assess any additional Taxes for any period for which Tax Returns have been filed.

                  (g) Exhibit 1.08(g) annexed hereto lists any elections which the Company and/or any Affiliates have made with respect to the income tax treatment of any items relating to or affecting the Company which cannot be revoked without consent of the Commissioner of Internal Revenue.

         1.09 Since December 31, 1998, there have not been any material adverse changes, either individually or in the aggregate, in the general affairs, business, prospects, properties, financial position, results of operations, or net worth of the Company and the business affairs of the Company have since such date been conducted in the same manner as theretofore conducted and in the usual and ordinary course. After the close of business on December 31, 1998 no transaction has taken place and no material contract has been entered into by the Company other than in the usual and ordinary course of business; and specifically, without limitation of the foregoing, there have been no sales of tangible or intangible assets of any nature since such date.

         1.10 Since December 31, 1998, there has been no material casualty affecting the Company or loss, damage or destruction to any of its properties, whether or not covered by or compensated under any insurance policy of the Company.

         1.11 Since December 31, 1998, the Company has not:

                  i. issued capital stock or declared or paid any dividend or made any other payment from capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part, except as disclosed on
         Exhibit 1.06(c);

                  ii. acquired all or substantially all of the stock or assets of any other company (including any such acquisition structured as a merger or consolidation) or made any loan of money to or investment in any other company;

                  iii. created, incurred or assumed or committed to create, incur or assume any indebtedness or other liability, except for accounts payable or other current liabilities which (1) are not for borrowed money, (2) were incurred in the usual and ordinary course of business, and (3) have not been and will not be materially adverse to the general affairs, business, prospects, properties, financial position, results of operations or net worth of the Company;

                  iv. mortgaged, pledged or otherwise encumbered any asset;


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                  v. raised salaries, hourly rates or the rate of bonuses or commissions or other compensation, except for normal increases consistent with past practice which are described in Exhibit 1.11(v);

                  vi. varied insurance coverage;

                  vii. altered or amended its Articles of Incorporation or by-laws; or

                  viii. entered into, materially amended or terminated any material contract, agreement, franchise, permit or license.

         1.12 There have been no facts, circumstances or conditions that would give rise to a material liability or obligation of any kind or nature whatsoever, which have not been timely and adequately reflected or specifically disclosed in the Financial Statements, except for contractual or other obligations of performance (other than obligations arising by reason of a default in performance) not required to be reflected in the Financial Statements under generally accepted accounting principles consistently applied and except for liabilities and obligations incurred in the usual and ordinary course of business since the date of the most recent of the Financial Statements (other than liabilities and obligations arising by reason of any breach of contract, breach of warranty, tort, infringement or violation of law).

         1.13 Neither this Agreement nor any Exhibits or other documents furnished to MSXI pursuant hereto will contain any untrue statement of a material fact or omit to state a material fact necessary to make the factual statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor any of the Stockholders has knowledge of any events, transactions or other facts which, either individually or in the aggregate, might reasonably be expected to give rise to circumstances or conditions which would have a material adverse effect on the general affairs, business, prospects, properties, financial position, results of operations or net worth of the Company.

         1.14 The Company has a valid leasehold interest in all leases of personalty, has good and unencumbered marketable title to all personalty of any kind or nature owned by it, and has a valid legal right to use all other personalty used by it in its business, free and clear of all liens, encumbrances, claims or other conditions affecting title or use, except for (i) liens for nondelinquent Taxes or Taxes being contested in good faith and (ii) such liens and encumbrances as do not detract from or interfere with the present or reasonably foreseeable use of the properties subject thereto. All of the liens and encumbrances referred to in clause (ii) above are set forth in
Exhibit 1.14.

         1.15 All buildings and improvements and all of the equipment owned or used by the Company are in good repair and in good operating condition and are adequate and sufficient to carry on the Company's business as presently conducted.


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         1.16 The Company does not now own, and has never owned, any real property. Exhibit 1.16 lists by legal description all real property and the ownership thereof which is leased or used by the Company in its business or in which the Company has an interest (collectively, the "Properties") and lists all real property previously leased or used by the Company or in which it had an interest (collectively, the "Prior Properties"). The Company has a valid leasehold interest in all real property leased by it, free and clear of all easements, restrictions, occupancy agreements, assessments, liens, encumbrances, claims or other matters affecting tile, use or occupancy except for (i) liens for nondelinquent Taxes or Taxes being contested in good faith and (ii) such easements, liens and encumbrances as do not detract from or interfere with the present or reasonably foreseeable use of the Properties subject thereto. All of the easements, liens and encumbrances referred to in clause (ii) above will be set forth in Exhibit 1.16. The Company's rights under such leasehold estates are not subordinate to, or defeasible by, any lien on the subject real estate, or any prior lease thereon There are no ground subsidence or slides on such Properties. The Properties are fully accessible by public roads and are free from strips, gores and enclaves. The buildings and improvements on the properties do not encroach upon any other properties. The Properties are served by utilities, including water, sewage, gas, waste disposal, electricity and telephone, and neither the Company nor the Stockholder is aware of any inadequacies with respect to such utilities. No governmental authority having jurisdiction over the Properties has given any notice of a possible future imposition of assessments affecting the Properties or to exercise the power of eminent domain.

         1.17 The Properties, the use of such Properties and the conduct of the business of the Company thereon have not violated, and based upon present and foreseeable uses of such Properties are not expected to violate, any environmental law, zoning ordinance, or building code or any other law, rule, regulation or ordinance of any governmental authority (including provisions of law, rule or regulation scheduled for future implementation) or the common law. The Company has utilized, handled, stored, delivered for disposal, disposed of and transported all wastes, whether hazardous or not, in full compliance with all laws, rules, regulations and ordinances (including provisions of any law, rule, regulation or ordinance scheduled for future implementation) and the common law and so as not to contaminate any of the Properties or any other properties and so as not to give rise to any reporting, remediation or clean-up obligation under any law, rule, regulation or ordinance (including provisions of any law, rule, regulation or ordinance scheduled for future implementation) or the common law. The Properties and the Company's personal property, including its land, buildings, fixtures, machinery, equipment and inventory (whether now or previously owned or leased by the Company), have not been contaminated, tainted or polluted, nor will such property become contaminated, tainted or polluted, from activities conducted by the Company or from the migration of contaminants from adjacent property. None of the Properties appears on the National Priority List or any foreign, federal, state or local listing which identifies sites for remedial clean-up or investigatory actions. No asbestos, PCB's, ureaformaldehyde, underground storage tanks or plating operations are or were located on the Properties, and none of the Properties has been used to handle, treat, store or



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dispose of or has been contaminated (including contamination of soils, subsurface groundwater and surface waters located on, in or under such premises) with or by pollutants, wastes, or any other substances, which contamination may give rise to a reporting, remediation or clean-up obligation with respect to such Properties or the property of others under any law, rule, regulation or ordinance (including provisions of law, rule, regulation or ordinance scheduled for future implementation) or the common law. Exhibit 1.17 lists all waste haulers, waste disposal sites, dump sites and other areas at which wastes generated by the Company have been disposed of (in each case identifying such wastes), and specifically identifies each such site or area which is or has been included in any published foreign, federal, state or local "superfund" or other list of hazardous, toxic or other waste sites or areas identified for remedial clean-up or investigatory actions. The provisions of this Section shall also apply to (i) the Prior Properties with respect to the period ending when the Company no longer owned, leased, used or had an interest in such Prior Properties and (ii) the real property of, and actions taken by, each person controlled by the Company during all periods in which the Company controlled such person.

         1.18 Exhibit 1.18(a) lists the ten largest customers of, and the ten largest suppliers to, the Company during the twelve month periods ended December 31, 1998 and December 31, 1997 (stating for each the dollar volume of the sales or purchases, as the case may be). Exhibit 1.18(b) lists all of the existing agreements, contracts and commitments of the Company, whether written or unwritten, of any kind or nature whatsoever (including, without limiting the generality of the foregoing, all supply contracts; labor agreements; leases; notes or other evidences of indebtedness; mortgages; guarantee agreements; pension, stock option, stock purchase, bonus, profit sharing and other employee or executive welfare or benefit plans or agreements; sales representation and distribution agreements; purchase orders and commitments; product warranties; and powers of attorney). Notwithstanding the foregoing, Exhibit 1.18(b) does not list:

                  i. any contract with a customer made (A) in the usual and ordinary course of business on or after the date hereof or (B) prior to the date hereof whereby the Company is obligated to deliver less than $50,000 in invoice value of services in each transaction or series of related transactions; or

                  ii. any purchase commitment made (A) in the usual and ordinary course of business at prevailing prices on or after the date hereof or (B) prior to the date hereof which is not in excess of $50,000 in each transaction or series of related transactions.

Concurrently with the delivery of the aforementioned list and as a part of
Exhibit 1.18(b), MSXI has been given copies of all written instruments evidencing the items listed in Exhibit 1.18(b) and has also been given copies of the forms of written purchase and sales orders used by the Company. The aggregate purchase orders and purchase commitments outstanding on the date hereof from the Company do not exceed $10,000.00. Such purchase orders and purchase commitments may be cancelled at any time without penalty except as otherwise described in


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Exhibit 1.18(c).

         1.19 All of the agreements, contracts and commitments listed in
Exhibit 1.18(b), and all of the agreements, contracts and commitments not listed by reason of clause (i) or (ii) of Section 1.18, are valid and binding obligations of the parties thereto in accordance with their respective terms and there has occurred no event which would constitute any breach of or default in any provision of any such agreement, contract or commitment or which would permit the acceleration or termination of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of the Company or which would give rise to any of the foregoing upon the giving of notice or lapse of time. No customer or supplier of the Company has notified the Company (including the Stockholders and the officers and key employees of the Company) that it intends to cease dealing with the Company or intends to alter in any material respect the amount of such customer's or supplier's dealings with the Company, or would alter in any material respect such dealings in the event of the consummation of the transactions contemplated hereby.

         1.20 All of the transactions of the Company have been conducted on an arms-length basis or, in the case of transactions between the Company and any current or former Stockholder or any entity in which the Company or any current or former Stockholder had or has a direct or indirect interest (all of which transactions since January 1, 1997, other than transactions between the Company and a wholly-owned subsidiary, are described in Exhibit 1.20(a)), have been fair to the Company and on terms comparable to those which would have prevailed in an arms-length transaction. No portion of the sales or other ongoing business relationships of the Company is dependent upon the friendship or the personal relationships (other than those customary within business generally) of any Stockholder or any of the Company's or SBI's officers, directors or other employees. To the knowledge of the Stockholders and the Company, no employee of the Company has violated the published business policies of any third party with respect to gifts, services or corporate business practices. Except as are described in Exhibit 1.20(b), the Company does not have outstanding loans or other advances directly or indirectly to or from any Stockholder, any beneficiary of the Stockholder, any officer, director or employee of the Company or SBI or any entity in which any Stockholder, any beneficiary of any Stockholder or the Company has a direct or indirect interest, other than travel advances in the usual and ordinary course of business. Exhibit 1.20(c) lists any officer or other key employee of the Company who terminated employment with the Company since January 1, 1996. Neither the Company nor the Stockholders has knowledge that any officer or other key employee of the Company is considering the termination of employment. Neither the Company nor any person acting on behalf of the Company has engaged in any business practice of the nature referred to in the Report of the Securities and Exchange Commission ("SEC") dated May 12, 1976, on Questionable and Illegal Corporate Payments & Practices. Since commencement of the period covered by the Financial Statements, the Company has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by the Stockholders, any beneficiary of the Stockholders, any officer, director or


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other employee of the Company or SBI, or any entity in which the Stockholders, any beneficiary of the Stockholders or the Company has a direct or indirect interest.

         1.21 The Company has complied with all applicable laws, regulations, orders and other requirements of governmental authorities (including with respect to its business, assets, business practices, products and services). The Company is not subject to any judicial, governmental or administrative order, judgment or decree. No litigation of any kind or nature or governmental or administrative investigation or proceeding to which it may be a party is now pending or threatened, no claim which has not ripened into litigation or other proceeding has been made or threatened against it, and no facts, circumstances or conditions exist which might reasonably be expected to give rise to any such claim, investigation, proceeding or litigation, in each case whether or not covered by insurance. The Company has obtained all governmental licenses, permits, approvals, authorizations, exemptions, classifications and certificates material to the conduct of its business or to the ownership of its properties (collectively referred to herein as "Licenses"). Exhibit 1.21 lists and includes copies of all Licenses. The Company has no liability, and will not have any liability following the Closing (as hereinafter defined), on account of (i) nonconforming or defective services (including liability on account of warranties) sold, provided or performed by or on behalf of the Company prior to the Closing or (ii) the Company's working conditions as they exist at any time prior to the Closing.

         1.22 No employees of the Company are represented by a union or other labor organization and no representation question exists respecting the employees of the Company. The Company has complied with all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor practice. There has been no complaint alleging unfair labor practices against the Company filed with the National Labor Relations Board. There has been no labor strike, dispute, slowdown or stoppage pending or threatened against or affecting the Company. There has been no grievance or arbitration proceeding against the Company arising out of or under a collective bargaining agreement and no basis therefor exists. No agreement that is binding on the Company restricts it from relocating or closing any of its operations. The Company has not experienced any work stoppage or other labor difficulty since January 1, 1995. There are no employee benefit plans of the Company which are subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") other than those which are listed and included as part of
Exhibit 1.18(b). Each of such plans complies in all respects with the Internal Revenue Code of 1986 and ERISA and the regulations thereunder and no "Reportable Event" under ERISA or such regulations has occurred with respect to any of such plans, and there exists no condition or set of circumstances which could result in a Reportable Event. The value of all accrued benefits are fully funded by the assets of such plans. Exhibit 1.22(a) consists of copies of the most recent actuarial reports and trustee reports with respect to each such plan. Since August 1, 1990 the Company has not participated in any "multiemployer plan" as defined in ERISA. Exhibit 1.22(b) lists and describes all "employee welfare benefit plans" and "employee pension benefit plans" (within the meaning of Section 3(1) and 3(2),


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respectively, of ERISA) which have been terminated since August 1, 1984. The terminations of all such employee welfare and pension benefit plans have been approved by the Internal Revenue Service and, in the case of any defined benefit pension plan, by the Pension Benefit Guaranty Corporation. Exhibit 1.22(c) consists of copies of all Internal Revenue Service "determination letters" received by the Company and all approvals of the Pension Benefit Guaranty Corporation given in connection with any existing or terminated plan.

         1.23 Exhibit 1.23(a) lists all receivables written off or as to which a reserve has been provided since December 31, 1997. All of the Company's receivables of any nature, net of the reserve of $38,440.00 established on the books of the Company as of the date hereof on a basis consistent with past practice, will be collected in the usual and ordinary course of business without resort to legal proceedings and will be paid in cash within 30 days of the Closing Date. Exhibit 1.23(b) consists of aged accounts receivable trial balances at December 31, 1998 and December 31, 1997.

         1.24 Exhibit 1.24(a) lists all of the tangible personal property and the ownership thereof which is either owned or used by the Company in its business except for (i) items of finished inventory, work in process and raw materials, (ii) items having an initial unit cost of $5,000 or less, and (iii) items listed on Exhibit 1.24(c). Except as described in Exhibit 1.24(b), all tangible personal property owned or used by the Company is situated at its business premises and is currently used in its business. Exhibit 1.24(c) lists or describes all tangible personal property owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which the Company is responsible (copies of all agreements relating thereto have been delivered as part of Exhibit 1.18(b)), and all such property is in the Company's actual possession and is in such condition that upon the return of such property in its present condition to its owner, the Company will not be liable in any amount to such owner.

         1.25 The copyrights, patents, invention disclosures, trademarks, trade names and service marks, whether registered or common law, and all applications therefor that are pending or in the process of preparation, and trade secrets, secret processes and other proprietary rights of every kind and nature, in the United States and in foreign countries (the "Rights") to the extent directly or indirectly owned, licensed, used, required for use or controlled in whole or in part by the Stockholders or a beneficiary of Stockholders in connection with the business of the Company, or the Company or any officer, director or other employee of the Company, are listed (or in the case of trade secrets and secret processes, generally described) in Exhibit 1.25. Exhibit 1.25 also lists all licenses and other agreements allowing the Company to use Rights of third parties in the United States or foreign countries. Except as set forth in
Exhibit 1.25, the Company is the sole and exclusive owner of the Rights listed in Exhibit 1.25, free and clear of any claims, liens, licenses, sublicenses, charges or encumbrances and no governmental registration of any of the Rights has lapsed, expired or been canceled, abandoned, opposed or the subject of a re-examination request. There have been no claims, and there is no basis for any claim, challenging the scope, validity or enforceability of any of the copyrights, patents, trademarks, trade names or service marks. There are no instances where it has been held, claimed, or alleged, whether directly or indirectly, and none of the Stockholders nor the Company nor any officer, director or other employee of the Company or SBI has any knowledge of any basis upon which a claim may be made, that any of the Rights of the Company infringe the Rights of any third party, or that any activity of any third party infringes upon any of the Rights of the Company. Except as set forth in Exhibit 1.25, the Company has been and is now conducting its business in a manner which has not been and is not in violation of any Right of another and does not require a license or other proprietary right to so operate its business.

         1.26 Exhibit 1.26(a) sets forth the names, positions and annual salaries of all officers and other non-hourly rated employees of the Company receiving compensation at an annual rate (including bonuses, commissions and other compensation) in excess of $25,000, together with the amount of bonuses and description of agreements or arrangements for commissions and other compensation or benefits of any nature to be paid or provided to any person pursuant to agreement, custom or present understanding. Except for group policies included in Exhibit 1.18(b), there is no insurance policy on the life of any such officer or other person, the premium for which is paid, or contributed to, by the Company, except as set forth in Exhibit 1.26(b), which policies name the Company as the sole beneficiary.

         1.27 Exhibit 1.27 contains a full and complete list of all policies of insurance insuring the Company or its real and personal property against casualty, liability and other risks, and such policies provide adequate coverage for all risks normally insured against. All of the policies of insurance described therein (copies of which have been delivered as part of Exhibit 1.18) are in full force and effect as stated therein and the premiums therefor have been paid as they became due and payable.

         1.28 There are no facts, circumstances or conditions known to the Stockholders or the Company which lead any of them to believe that the operating profit (before interest income and interest expense, other non-operating income and expense, and all taxes on income and prior to reflecting the inclusion of tax credits) of the Company for calendar years 1999 and 2000 will be less than $3.3 million and $3.6 million, respectively, except, in the case of 1999, for extraordinary non-recurring legal fees.

         1.29 The Stockholders have full power and authority to enter into this Agreement and the agreements referred to in Section 3.02(v) and (vi) as to which any Stockholder is individually a signatory (the "Ancillary Agreements") and to consummate the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by the Stockholders and the Ancillary Agreements, upon execution by such Stockholders, will have been duly executed and delivered by such Stockholders, and each such agreement is or upon execution will be a valid and binding obligation of the Stockholders enforceable in accordance with its terms. Neither the execution of this Agreement or the

Ancillary Agreements by the Stockholders nor the consummation of the transactions contemplated herein or therein by the Stockholders will constitute or cause a breach or violation of any covenant or obligation binding upon such Stockholder or affecting any of its properties. The Stockholders have complete and unrestricted power to sell, assign and deliver to MSXI unencumbered marketable title to the Shares. There are no restrictions upon the vesting in MSXI of such title to the Shares, free and clear of liens, encumbrances and other claims of any kind whatsoever, and such title vests in MSXI upon the consummation of the transactions contemplated in this Agreement.

         1.30 Neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein or therein (i) constitutes or cause a breach or violation of the charter or by-laws of the Company, any license, franchise, lease, permit, approval or agreement to which the Company is a party, or any other covenant or obligation binding upon the Company or affecting any of its properties, (ii) causes a lien or other encumbrance to attach to any of the Company's properties, or (iii) results in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any such license, franchise, lease, permit, approval or agreement, or require a consent of any person to prevent such breach, default, violation, lien, encumbrance, acceleration, right or termination.

         1.31 No approval of or filing with any foreign, federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by the Company and the Stockholders or the consummation of the transactions contemplated herein and therein by the Company and the Stockholders.

         1.32 All assets of the Company are Year 2000 Compliant (as defined below) except as listed on Exhibit 1.32. "Year 2000 Compliant" means that the information technology accurately processes date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000 and leap year calculations, to the extent that other information technology, used in combination with the information technology being acquired, properly exchanges date/time data with it.

                                       II

                         REPRESENTATIONS AND WARRANTIES
                                    OF MSXI

         MSXI represents and warrants to the Stockholders that the statements contained in this Article II are correct and complete as of the date of this
Agreement:

         2.01 MSXI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         2.02 MSXI has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by MSXI and is a valid and binding obligation of MSXI enforceable in accordance with its terms. Neither the execution of this Agreement by MSXI nor the consummation of the transactions contemplated herein by MSXI will constitute or cause a breach or violation of any covenants or obligations binding upon it or affecting any of its properties.

         2.03 No approval of or filing with any federal, state or local court, authority or administrative agency is necessary to authorize the execution of this Agreement by MSXI or the consummation of the transactions contemplated herein by MSXI.

         2.04 MSXI (or its subsidiary to which its rights hereunder may be assigned) is acquiring the Shares for its own account for investment and with no present view to the distribution thereof within the meaning of the Securities Act of 1933.

                                      III

                               PURCHASE AND SALE

         3.01 Concurrently with the execution and delivery of this Agreement and subject to the terms and conditions hereof, the Stockholders hereby sell, transfer and convey, and MSXI hereby purchases, the Shares owned by each Stockholder.

         3.02 Concurrently with the execution and delivery of this Agreement, the Stockholders have delivered to MSXI the following:

                  i. certificates representing all of the Shares registered in the name of the Stockholders, endorsed in blank or with accompanying stock powers duly signed, in either such case with signatures guaranteed by a national banking institution;

                  ii. a statement from each of the Stockholders and each officer and director of the Company that each either waives or has no claim, as may be appropriate, against the Company for unpaid dividends, bonuses, profit sharing or rights or other claims of whatsoever kind, nature or description, except only salaries and fringe benefits normally accrued and described in such statement;

                    iii. certificates of good standing from the appropriate agencies certifying that the Company is in good standing in the jurisdiction of its incorporation and in each of the jurisdictions in which it is qualified to do business as a foreign corporation dated within five (5) days of the date of this Agreement;

                    iv. a complete list as of the date hereof certified by the Company's treasurer containing the names of all banks or any other financial institution which are depositories of funds of the Company, the names of all persons authorized to draw or sign checks or drafts upon the accounts established in said banks, and the names and locations of any institutions in which the Company may have safe deposit boxes and the names of the persons having access thereto, and copies of the resolutions of the Board of Directors of the Company relating to the foregoing matters;

                    v. three agreements to preserve corporate opportunity between each of the Stockholders, on the one hand, and MSXI, on the other hand, in the form previously initialed by MSXI and the Stockholders;

                    vi. an employment agreement between each of Sheerin and Altman and the Company in the form previously initialed by MSXI and Sheerin and Altman (the "Employment Agreements");

                    vii. an opinion of counsel to the Stockholders, dated as of the date hereof and in the form of Schedule II hereto.

                    viii. a certificate dated the date of this Agreement signed by the Stockholders representing that all liabilities of the Company at the date of this Agreement which are not reflected in the Financial Statements are only liabilities incurred since the date of the most recent Financial Statements in the ordinary and usual course of business, none of which were incurred in violation or contravention of any provision of this Agreement. The delivery of such certificate shall in no way diminish or supersede the representations and warranties of the Stockholders made in this Agreement;

                    ix. resignations dated the date hereof of each director and such of the officers of the Company as have been requested by MSXI;

                     x. an agreement by MSXI to use its reasonable best efforts to obtain the release of Altman's guarantee of certain payment obligations of the Company as described on Exhibit 3.02(x) and to indemnify Altman for any amounts paid by Altman under such guarantees upon the Company's improper failure to fulfill its obligations after the date hereof;

                    xi. an agreement or other instrument, in form and substance satisfactory to MSXI, transferring from SBI to MSXI any and all rights to indemnification by third parties that SBI may be entitled to with respect to the Company; and

                    xii. duly executed agreements relating to non-competition between each of Marian Lipton and Michael Waitzman and MSXI in the form previously initialed by

         MSXI and the Stockholders.

         3.03 Concurrently with the execution and delivery of this Agreement, MSXI has delivered to the Stockholder the following:

                  i. (a) The sum of $16.9 million (the "Closing Payment"), allocated among the Stockholders as follows:

                                       Name          Amount
                                       ----          ------
                                       SBI           $14.5 million
                                       Altman        $1.2 million
                                       Sheerin       $1.2 million

                         (b) The Stockholders, on the one hand, and MSXI, on the other hand, hereby agree to pay to the other the Additional Payment (as defined below) or the inverse thereof, as the case may be, as follows: if the Additional Payment is a positive number, MSXI shall pay such amount to the Stockholders (according to the following percentages: SBI - 82.62%; Altman - 9.19%; Sheerin - 9.19%) at such time as the Additional Payment is determined in accordance with
         Section 4.02 hereof. If the Additional Payment is a negative number, the Stockholders shall pay the inverse of such number to MSXI (in the percentages set forth above) at such time as the Additional Payment Amount is determined in accordance with Section 4.02 hereof;

                         (c) "Additional Payment" shall mean the amount by which the Net Tangible Book Value (as defined below) on the date hereof is more than (or less than) Net Tangible Book Value reflected in the May 31 Balance Sheet. "Holdback Amount" means $3 million. "Net Tangible Book Value" as of any date means the net book value of total assets less current liabilities of the Company after the elimination of any net inter-company balances due from or owing to SBI. "Purchase Price" means the Closing Payment plus or minus the Additional Payment plus the Holdback Amount.

                  ii. An escrow agreement by and among MSX, SBI and Solovay Edlin & Eiseman, P.C., as escrow agent, in the form previously initialed by MSX and SBI, with respect to the payment to SBI of the Holdback Amount.

                  iii. an opinion of MSXI's counsel, dated as of the date of this Agreement, to the effect that:

                              (a) MSXI is a corporation duly organized, validly
                  existing and in good standing under the laws of the State of Delaware;

                              (b) MSXI has full corporate power and authority
                  to enter into this

                  Agreement and to consummate the transactions contemplated herein; and

                              (c) This Agreement has been duly executed and
                  delivered by MSXI and is a valid and binding obligation of MSXI in accordance with its terms.

         3.04 Sheerin and Altman (the "Employee Stockholders") shall be eligible to receive aggregate additional consideration for the sale of the Shares of the Company for specific financial performance by the Company in twelve-month periods ending September 30, 2000 and September 30, 2001 (the "Earnout Opportunity"). The Earnout Opportunity shall be calculated as follows:

                  i. If EBIT of the Company for the twelve month period ended September 30, 2000 ("2000 EBIT") exceeds $3,300,000, MSXI shall pay to the Employee Stockholders an amount equal to 18.38% of ten times the amount by which 2000 EBIT exceeds $3,300,000; and

                  ii. If EBIT of the Company for the twelve month period ended September 30, 2001 ("2001 EBIT") exceeds the greater of $3,300,000 or 2000 EBIT, MSXI shall pay to the Employee Stockholders an amount equal to 18.38% of ten times the amount by which 2001 EBIT exceeds the greater of $3,300,000 or 2000 EBIT;

provided, however, that in no event shall the total (a) aggregate payment of Purchase Price (which includes, for purposes hereof, the Earnout Opportunity) to the Employee Stockholders exceed $7,500,000 and (b) payment to any Employee Stockholder exceed $3,750,000; and provided, further, that an Employee Stockholder shall not be eligible to receive any payment of the Earnout Opportunity in the event that he is not employed by MSXI at the time the Earnout Opportunity is required to be paid to such Employee Stockholder except if such failure to be employed is a result of termination of employment (a) as a result of death or disability or (b) by MSXI without "cause" (as defined in the Employment Agreements).

         3.05 As used herein, the following terms have the respective meanings set forth below: "EBIT," for any period, shall mean the income of the Company, without deduction for interest on borrowed money, considered as an independent corporate entity (whether or not the Company is one or more corporations and/or one or more divisions), prior to any deduction for federal and state taxes measured by earnings (other than any such taxes as have heretofore been deducted by the Company in determining EBIT) and prior to reflecting the inclusion of any tax credits, all determined in accordance with generally accepted accounting principles consistently applied but with the following adjustments:

                       (1) The amount by which any extraordinary gain and gain
                  from the sale, exchange or other disposition of property (other than inventory sold in the ordinary course of business) exceeds the sum of any extraordinary loss and any loss from the sale, exchange or other disposition of such property shall be excluded in determining EBIT.

                       (2) Depreciation and amortization valuations for assets
                  of the Company as of the date hereof shall be based on asset valuation as though the acquisition by MSXI of the Company had not been effected.

                       (3) Charges not above market rates (i.e., rates
                  attainable from unrelated third parties) for specific services rendered or paid by or on behalf of MSXI for the Company shall be deemed an expense of the Company for the period in which such services were rendered.

                       (4) An allocation of expense for MSXI services in the
                  amount of 2% of the Value Added Sales charged monthly representing costs and expenses for accounting services, cash management, payroll services, human resource services, employee benefit management and other corporate and divisional services actually provided by MSXI directly for the benefit of the Company minus administrative expenses paid directly by the Company with the written approval of MSXI. "Value Added Sales" shall mean all sales recorded on the books of the Company on a monthly basis derived from services rendered by employees of the Company to Customers, and specifically excludes any sales recorded in the nature of expense reimbursement.

                       (5) Any item of income or charge against income which is
                  realized or incurred in a period which deviates from normal business practice of the Company (if not inconsistent with GAAP) and has the effect of increasing or decreasing EBIT shall be allocated to the period to which it properly belongs.

                       (6) In the case of an acquisition of a business placed
                  under the ownership or control of the Company, EBIT of the Company shall not include EBIT of such business unless so agreed in writing by MSXI and the Employee Stockholders.

                  Any adjustments to EBIT which vary from the terms set forth above must be approved in writing by the Executive Vice President and Chief Financial Officer of MSX International, Inc.

         3.06 All determinations of EBIT for the Company, including all adjustments thereto to prevent any such distortion in EBIT and other determinations in accordance with the terms of this Agreement, shall be made and reported to MSXI and the Employee Stockholders by the internal accounting staff utilized by MSXI within 90 days after the end of the period for which such determination is being made. The determination of such internal accounting staff shall be conclusive and binding upon the parties hereto on the thirtieth day thereafter (or such earlier date as MSXI is advised by the Employee Stockholders that the Employee Stockholders accept such determination as conclusive and binding) unless the Employee Stockholders within such thirty-day period provide to MSXI written notice of objection to such determination, in which event the matter shall be resolved by the Dispute Resolution Mechanism. Subject to the adjustments set forth above, MSXI's accounting policies and practices shall be utilized in determining EBIT as long as such policies are in accordance with generally accepted accounting principles consistently applied. Any Earnout Opportunity payments owed shall be paid within 10 days after the determination has become conclusive and binding on the parties that such payment is due to the Employee Stockholders. Such payment shall be made by check and mailed to the Employee Stockholders at their address set forth herein.

         3.07 MSXI and the Employee Stockholders shall submit any dispute concerning the, Additional Payment or the Earnout Opportunity or the allocation thereof to a jointly selected accounting firm (the "Settlement Firm") for resolution. If MSXI and the Employee Stockholders cannot jointly agree on an accounting firm to serve as the Settlement Firm, each party shall submit the name of a national accounting firm (which firm shall not be either party's accountants) to MSXI's outside counsel, who shall select one of such firms by lot in the presence of a representative of the Employee Stockholders. The decision of the Settlement Firm shall be final and binding on the parties and the award of the Settlement Firm (as arbitrator) may be entered in any court of competent jurisdiction. The fees and expenses of the Settlement Firm shall be borne equally by MSXI and the Stockholders involved in the dispute. The Settlement Firm shall be provided with reasonable access to information necessary to effect the dispute resolution. The procedure described in this
Section 3.07 is referred to herein as the "Dispute Resolution Mechanism."

         3.08 MSXI's obligations to pay Earnout Opportunity hereunder shall not detract from MSXI's rights to operate the Company in such manner as MSXI shall in good faith determine. MSXI and the Employee Stockholders do not owe a fiduciary duty to each other in connection with the conduct of business as it affects the Earnout Opportunity. However, the parties will always act in good faith and give reasonable consideration to both the short term and long term good of the Company.

                                       IV

                                OTHER AGREEMENTS

         4.01 To the extent that any lease, license, contract or commitment of the Company requires consent or waiver of the other party upon a change in control of the Company, then the Stockholders will take all reasonable measures to assist in obtaining such consent or waiver and, to the extent such consent or waiver is not obtained, the Stockholders shall, during the period through and ending at the term of such contract, use its best efforts to provide MSXI with the benefits of such contract on the same terms and conditions as currently set forth in such contract.

         4.02 Within 75 days of the date hereof, MSXI or its representatives shall perform a review as of the date hereof of the Company's accounts for purposes of determining the Net Tangible Book Value as of the date hereof and the amount of the Additional Payment. MSXI shall furnish the Stockholders with a written report with respect to such determinations. MSXI's determination and report shall be conclusive and binding on the Stockholders unless the Stockholders shall give written notice of objection thereto to MSXI within fifteen days after the Stockholders' receipt of such report. If the Stockholders give such notice of objection, the matter will be resolved in accordance with the Dispute Resolution Mechanism. The amount owed to the Stockholders or MSXI, as the case may be, shall be paid within 10 days after such amount is definitely and finally determined.

         4.03 (a) Except as expressly provided herein, SBI shall be liable for and shall pay (i) any Taxes relating to the Company or any asset or business of the Company that are attributable to any taxable period or portion thereof ending on or prior to the date hereof (including periods subsequent to the end of any tax period immediately preceding the date hereof and ending on the date hereof), and (ii) any Taxes for which it is liable pursuant to Section
4.07 hereunder. In the event the Company or MSXI is required to pay any Taxes after the Closing for which SBI has liability in accordance with the immediately preceding sentence, SBI will reimburse MSXI for the payment of such Taxes upon delivery to SBI by MSXI of documentation reasonably satisfactory to SBI demonstrating payment of such liability.

                    (b) MSXI shall be liable for and shall pay all other Taxes relating to the Company or any asset or business of the Company for which SBI is not liable pursuant to the provisions of Sections 4.03(a) or 4.07.

         4.04 (a) SBI shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis, consistent with all applicable laws, rules or regulations, all Tax Returns relating to the business or assets of the Company for all taxable periods ending on or prior to the date hereof (including but not limited to any short period Tax Return for the period ending on the date hereof). MSXI shall cause the Company to provide to SBI the data and information, within its possession, reasonably necessary for SBI to file all required Tax Returns for the Company for all taxable periods ending on or prior to the date hereof. SBI shall provide MSXI for MSXI's review, comment and reasonable approval, at least thirty (30) days prior to filing, with copies of all Tax Returns which SBI or any of its Affiliates has the obligation to file that relate to, include or result in any tax liability for the Company and SBI and each of its Affiliates shall not take any filing position on such Tax Returns or otherwise make any elections that would have an adverse effect on the Company.

                    (b) SBI shall provide MSXI all data and information within its or its Affiliates' possession reasonably necessary for the Company to file all required Tax Returns for the

Company for all taxable periods ending after the date hereof.

         4.05 After the date hereof, each of MSXI and SBI shall make available to the other, as reasonably required, and to any taxing authority (whether federal, state, local, domestic or foreign), all information, records and documents relating to Taxes or potential Taxes relating to the Company and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations or extension thereof.

         4.06 Any and all existing Tax sharing, allocation, compensation or like agreements or arrangements that include the Company shall be terminated as of the date hereof without liability to the Company or MSXI.

         4.07 The Stockholders shall bear the cost of all excise, real property transfer, stamp, filing, recordation or other similar Taxes payable in respect of or as a consequence of the transfer of the shares of the Company hereunder.

         4.08 SBI shall promptly notify MSXI, and MSXI shall promptly notify the SBI, as the case may be, in writing upon receipt of notice of any pending or threatened Tax audits, appeals or other administrative procedures or assessments which may affect the Tax liabilities of the Company relating to a period with respect to which the other is or may be liable for Taxes. SBI and/or Sheerin and Altman, as applicable, at its/their sole cost and expense, shall represent its/their own interest and the interest of the Company in any matter, including any audit, examination, appeal, assessment, notice of deficiency or other adjustment or proposed adjustment, or administrative or judicial proceeding, the settlement of any of the foregoing, or the filing of any amended return involving a liability for Taxes relating to a period with respect to which SBI and/or Sheerin and Altman, as applicable, is liable pursuant to this Article IV. SBI and/or Sheerin and Altman, as applicable, shall not settle any of the foregoing if such settlement would have an adverse impact on or result in Tax liability to the Company or MSXI without the written consent of MSXI. MSXI, at its sole cost and expense, shall represent its own interest and the interests of the Company in any Tax matters involving a liability for Taxes relating to a period with respect to which MSXI has liability pursuant to this Article IV. MSXI and SBI and/or Sheerin and Altman, as applicable, shall cooperate fully with each other and their respective counsel in the defense or compromise of any Tax matter for which either or both could be liable including, without limitation, the provision of any necessary powers of attorney.

         4.09 In the event, subsequent to MSXI's acquisition of the Company from the Stockholders, the Company generates net operating losses which may be carried back to a preacquisition period and which can result in a refund claim for a consolidated return year, SBI hereby agrees to make timely claim for such refund and to remit to MSXI the full amount of such refund upon receipt or immediately thereafter.

         4.10 SBI shall make a protective election under Treasury Regulations
Section 1.1502-

95(e), on a timely basis, if requested by MSXI.

                                       V

                                INDEMNIFICATION

         5.01 Without limiting any other rights or remedies available to MSXI, the Stockholders shall, jointly and severally, indemnify, defend and hold harmless MSXI, the Company and their respective affiliates and the respective officers, directors, employees and shareholders of the foregoing from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand, penalties and interest), of any kind or character (and without giving effect to any tax benefit to the indemnified party) (a "Loss"), arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or breach of any warranty of the Stockholders or the Company contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Stockholders or the Company in connection with this Agreement or otherwise made or given in connection with this Agreement, (ii) any failure by the Company or the Stockholders to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by either of them under this Agreement or under any certificates or other documents or agreements executed by the Stockholders or the Company in connection with this Agreement,
(iii) claims relating to the adequacy of the consideration to be received by the Stockholders, (iv) the Company's handling, storage, use, disposal, delivery for disposal or generation of hazardous or toxic substances, wastes of any kind or similar materials at any time prior to the date hereof or the contamination of the Properties or the Prior Properties with or by pollutants, wastes, or any other substances, (v) any agreements, contracts, negotiations or other dealings by the Stockholders or the Company with any person concerning the ownership or sale of the capital stock or business of the Company, (vi) any loss or claim with respect to (x) any liability of the Company not recorded in the Financial Statements or (y) any liability of SBI or its Affiliates, provided that Altman and Sheerin shall not have any liability to MSXI with respect to this clause
(y), and (vii) any guaranty to which the Company is a party and which guarantees amounts payable by, or obligations of, any person or entity other than the Company.

         5.02 Notwithstanding the foregoing or anything to the contrary contained in this Agreement:

                    (a) Each Stockholder shall be responsible (i) only for his or its Pro Rata Share (as defined below) of each Loss and (ii) for an aggregate amount of Losses limited to the amount of consideration such Stockholder received or will receive hereunder;

                    (b) Entitlement to indemnification pursuant to this Article V shall be conditioned upon a claim being submitted in writing by MSXI to the Stockholders within the following time periods:

                   (i) with respect to Losses claimed pursuant to 5.01(i), prior to the expiration of such representations and warranties as set forth in Section 6.04;

                   (ii)   with respect to Losses claimed pursuant to 5.01(ii),
                          (iii), (v) and (vi)(y) at any time after the date hereof;

                   (iii) with respect to Losses claimed pursuant to 5.01(iv), prior to the eighth anniversary of the date hereof;
                          (iv) with respect to Losses claimed pursuant to 5.01(vi)(x) or (vii), prior to the third anniversary of the date hereof.

                    (c) The Stockholders shall have no obligation to indemnify MSXI under this Article V until such time, if any, as the aggregate amount of all Losses exceeds $50,000 and the only to the extent of such excess; provided, however, such limitation shall not apply to any breaches of the representation contained in Section 1.23.

                    (d) No Stockholder shall be liable for any indemnification amount due with respect to the breach of any Ancillary Agreement by another Stockholder; provided, however, there shall be no limit to the indemnification obligations of such breaching Stockholder and the limitations provided in this
Section 5.02 and Section 5.03 hereof shall not apply to any Loss related to any such breach.

         5.03 Notwithstanding anything to the contrary contained in this Agreement, the foregoing limitations contained in paragraphs (a) and (c) of
Section 5.02 shall not apply to any claim for indemnification arising out of or in any manner incident, relating or attributable to an inaccurate or incorrect representation or warranty which, when made by any Stockholder was to such Stockholder's knowledge inaccurate or incorrect (whether or not MSXI had actual knowledge of such inaccuracy or incorrectness).

         5.04 For purposes of this Article V, "Pro Rata Share" shall mean the following with respect to each Stockholder: SBI - 87.94%; Altman - 6.03%; Sheerin - 6.03%.

         5.05 The parties agree that any indemnification payments made pursuant to this Agreement shall be treated for income Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable law.

                                       VI

                                    GENERAL

         The following general provisions shall apply at all times from and after the date of this Agreement.

         6.01 The Stockholders represent and warrant to MSXI that the services of a broker or finder have not been used by the Stockholders or the Company in connection with any of the matters pertaining to the transactions contemplated herein and that no broker's, finder's or financial advisor's fee will become payable by MSXI or the Company by reason of the execution of this Agreement or the consummation of the transactions contemplated herein and arising out of the acts or omissions of or by the Stockholders. The Stockholders will hold harmless and indemnify MSXI, the Company and their respective affiliates and the officers, directors, employees and shareholders of the foregoing from and against any claim for broker's, finder's or financial advisor's fees, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of the Stockholders. MSXI shall hold harmless and indemnify the Stockholders from and against any claim for broker's, finder's, or financial advisor's fees, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by the Stockholders solely by reason of the acts or omissions of MSXI.

         6.02 Except as required by applicable law, none of MSXI or the Stockholders shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of MSXI.

         6.03 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

         6.04 The Ancillary Agreements shall survive the Closing in accordance with their terms. The representations, warranties and other agreements herein contained shall survive the Closing, and notwithstanding any investigation by a party hereto or such party's actual knowledge of any inaccuracy in any representation or any breach of warranty or covenant, shall continue in full force and effect after the Closing subject, however, to the following limitations upon survival of the representations and warranties: (a) the representations and warranties of the Stockholders contained in Sections 1.01, 1.02, 1.07, 1.14, 1.15, 1.23, 1.29 and 1.30 shall survive without limit; (b)
the representations and warranties of the Stockholders contained in Section
1.17 shall expire on the eighth anniversary of the Closing; (c) the representations and warranties of the Stockholders contained in Section 1.08, 1.18, 1.19, 1.21, 1.22 and 1.25 shall expire 90 days after the expiration of the relevant statute of limitations; (d) the representations and warranties of the Stockholders contained in Section 1.32 shall expire on the eighteen month anniversary of the Closing Date; (e) all other representations and warranties of the Stockholders shall expire twenty-four months after the Closing; and (f) the representations and warranties of Buyer shall survive without limit except that the representations and warranties contained in Section 2.03 shall expire 90 days after the expiration of the relevant statute of limitations.

         6.05 Except for the Ancillary Agreements, this Agreement (which term, as used in this Agreement, includes the Schedules and Exhibits referred to herein) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no representations, warranties, covenants or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including any alleged waiver based on a party's knowledge of any inaccuracy in any representation or any breach of warranty or covenant contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

         6.06 All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their respective successors, permitted assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable, except by MSXI (without discharge of its obligations hereunder) to a subsidiary or affiliate or a successor to its business, and, except as expressly provided herein, nothing herein is intended to confer upon any person other than the parties and their successors, any rights or remedies under or by reason of this Agreement.

         6.07 All instruments or documents to be delivered by any party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the party receiving such instrument or document. Each Exhibit shall be identified by a cover page and initialed on each page for purposes of identification on behalf of the Stockholders by an officer of the Company or counsel for the Stockholders. MSXI's authorized representative shall likewise initial each page thereof solely for purposes of identification and to acknowledge receipt thereof. Each Exhibit shall be deemed an integral part of this Agreement.

         6.08 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         6.09 The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The term "including" shall mean including but not limited to. The term "knowledge" (which applies only to the Stockholders) means that any of the Stockholders has in his or its possession a writing with the information in question or that the information, after due investigation, is known by Sheerin, Altman or any of the officers, directors or employees of the Company or SBI. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         6.10 Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         6.11 All notices, requests, demands, claims and other communications hereunder shall be in writing. Any such written communication shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary), and shall be deemed sufficient to preserve the rights of the sending party, if either (i) mailed by certified or registered mail, with postage prepaid by sender, or shipped by express courier service, with charges prepaid by sender and receipted for by or on behalf of the intended recipient, in each case to the following address (or to such other address as any party may designate for himself or itself by notice to the other parties given pursuant hereto), or else (ii) delivered by hand and receipted for by or on behalf of the intended recipient:

                    If to MSXI to:       Chief Executive Officer
                                         MSX International, Inc.
                                         275 Rex Boulevard
                                         Auburn Hills, Michigan 48326

                    with copies to:      Vice President and General Counsel
                                         MSX International, Inc.
                                         275 Rex Boulevard
                                         Auburn Hills, Michigan 48326

                                         and

                                         Solovay Edlin & Eiseman, P.C.
                                         845 Third Avenue
                                         New York, New York 10022
                                         Attention: Michael B. Solovay, Esq.

                    If to the
                    Stockholders to:     Chelsea Computer Consultants, Inc.
                                         156 Fifth Avenue
                                         New York, New York 10010
                                         Attention:  Raymond Sheerin
                                                     Michael Altman

                                         and

                                         Chief Executive Officer
                                         Staff Builders, Inc.
                                         1983 Marcus Avenue
                                         Lake Success, New York 11042

                    with a copy to:

                                         Willkie Farr & Gallagher
                                         787 Seventh Avenue
                                         New York, New York 10019
                                         Attention: Richard L. Posen, Esq.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         MSX INTERNATIONAL ENGINEERING
                                         SERVICES, INC.



                                         By: /s/ Carol Creel
                                             ----------------------------------
                                         Name: Carol Creel
                                         Title: Vice President and General
                                                Counsel

                                         STOCKHOLDERS:

                                         /s/ Raymond Sheerin
                                         --------------------------------------
                                         Raymond Sheerin


                                         /s/ Michael Altman
                                         --------------------------------------
                                         Michael Altman



                                         STAFF BUILDERS, INC.



                                         By: /s/ Stephen Savitsky
                                             ----------------------------------
                                         Name: Stephen Savitsky
                                         Title: Chief Executive Officer

                                         THE COMPANY:


                                         CHELSEA COMPUTER CONSULTANTS, INC.


                                         By: /s/ Michael Altman
                                             ----------------------------------

                                   Schedule I

                            Text of Counsel Opinion



(Note: Capitalized words have their respective meanings assigned to them in the Agreement)

         A. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of _________, has full corporate power and authority to own its properties and to carry on its business as now conducted and, to the best knowledge of such counsel, is in good standing and duly qualified to conduct business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification.

         B. The Company's authorized capitalization consists of 1,000 shares of common stock, $1.00 par value (the "Common Stock"), of which 919 shares (the "Shares") are issued and outstanding as of the date hereof. The number of the Shares issued, outstanding and owned by each of the Stockholders is set forth on Exhibit 1.02 to the Agreement. Except as set forth on Exhibit 1.02, the Shares are free and clear of all liens, encumbrances and claims. No other shares of capital stock of the Company are authorized, issued or outstanding. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. To the best knowledge of such counsel, there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of the Company.

         C. The Stockholders each have full power and authority to enter into the Agreement and the Ancillary Agreements to which they are signatory and to consummate the transactions contemplated therein. The Agreement and the Ancillary Agreements have been duly executed and delivered by the Stockholders and each such agreement is a valid and binding obligation of the Stockholders enforceable in accordance with its terms.

         D. To the best knowledge of such counsel, there is not now pending or threatened any litigation of any kind or nature or any governmental or administrative investigation or proceeding to which the Company is or may be a party except as disclosed in the Exhibits to the Agreement.

         E. Neither the execution of the Agreement or the Ancillary Agreements by the Stockholders or the Company nor the consummation of the transactions contemplated therein will constitute or cause a breach or violation of the charter or by-laws of the Company or, to the best knowledge of such counsel, will (i) constitute or cause a breach or violation of any material license, franchise, lease, permit, approval or agreement to which the Company is a party, or any other material covenant or obligation binding upon any of the Company and the Stockholders or affecting any of their respective properties, (ii) cause a lien or other encumbrance to attach to any of the Company's properties, or (iii) result in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any such license, franchise, lease, permit, approval or agreement, or require a consent of any person to prevent such breach, default, violation, lien, encumbrance, acceleration, right or termination.

         F. To the best knowledge of such counsel, no approval of or filing with any federal, state or local court, authority or administrative agency which has not been obtained or made is necessary to authorize the execution and delivery of the Agreement and the Ancillary Agreements by the Company and the Stockholders or the consummation of the transactions contemplated by the Agreement and the Ancillary Agreements by the Company and the Stockholders.

         G. The Shares have been duly transferred and sold to MSXI and good and valid title thereto, free and clear of all liens, encumbrances and claims, has been transferred to MSXI (assuming that MSXI is without notice, under Section 8-304 of the Uniform Commercial Code, of any adverse claim with respect to the Shares)